SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K
     Current report (date of earliest event reported.....December 20, 1996)

                               KINETIKS.COM, INC.
             (Exact name of registrant as specified in its charter)

      DELAWARE                          0-27418                  76-0478045
(State or other jurisdiction of  (Commission File Number)      (IRS Employer
incorporation or organization)                               Identification No.)

         700 Rockmead Drive
             Suite 240
          Kingwood, Texas                                           77339
(Address of principal executive offices)                          (Zip Code)

              Registrant's telephone number, including area code:
                                  281-359-7638

Item 5. Other Events.

(1) On December 20, 1996, Gregory S. Carr announced his resignation as Chief Executive Officer to devote full time to the Company's Corporate Development effort.

(2) In order to facilitate the financial restructuring of the Company, co-founders Gregory and Dyann Carr elected to retire 3,000,000 shares of the Company's common stock owned by them. This significant retirement of founders shares increases current shareholder value and enhances the Company's efforts toward attracting a new group of financial investors.

(3)  See attached copy of press release on both matters.

Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 26, 1996

                                         KINETIKS.COM, INC.

                                         BY: /s/ GREGORY S. CARR
                                                 Gregory S. Carr
                                                 President

FOR IMMEDIATE RELEASE                                   DATE:  December 20, 1996

        KINETIKS.COM ANNOUNCES MANAGEMENT CHANGE AND STOCK RESTRUCTURING

               KINGWOOD, TEXAS - December 4, 1996 - Kinetiks.com, Inc. (KNET) today announced management changes and a common stock retirement plan that it believes are important to the Company's restructuring and growth.

        Gregory S. Carr has decided to resign as CEO and step into a role to lead the Company's Corporate Development efforts. In this position, he will be able to focus on moving the Company more rapidly ahead in the fast changing Internet content-commerce, and software development market. In the last nine months, Mr. Carr has lead the Company to reach it's first $1,000,000 in sales from start-up and recently structured an important relationship with Trader Publishing Company. The Company has initiated a search for a new CEO while the Board of Directors continues an active role in managing the financial side of the business during reorganization.

        In an additional move to financially restructure the Company, co-founders Greg and Dyann Carr have elected to retire 3,000,000 shares of common stock owned by them, bringing total 1996 stock retirement to 3,450,000 shares. Of those, 1,000,000 shares will be transferred to the Board with voting rights and be subject to retirement at Board discretion within six to twelve months. The significant retirement of founders shares increases current shareholder value and facilitates Company efforts toward working with a new group of financial investors. Management is in various stages of discussions to complete it's plan to sign a new investment banker in 1997.

        Kinetiks.com, Inc. is a producer of affinity group supersites on the Web as well as related client-server enabling software products. The Company has received numerous awards for it's supersite projects including honors from YAHOO!, Microsoft Network and USA Today.
Kinetiks is a publicly traded company under the symbol KNET.

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CONTACT:       Kinetiks.com, Inc.:                 James Waldrop, 281/359-7638